July 15, 2016	Registration Statement Nos. 333-209682 and 333-209682-01; Rule 424(b)(2)
JPMorgan Chase Financial Company LLC
Structured Investments
$2,965,000
Capped Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of the S&P 500® Index, the iShares® MSCI EAFE ETF, the iShares® Russell 2000 ETF, the SPDR® S&P MidCap 400® ETF Trust and the iShares® MSCI Emerging Markets ETF due July 18, 2019
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
•         The notes are designed for investors who seek a return of 1.50 times any appreciation of an unequally weighted basket of the S&P 500® Index, the iShares® MSCI EAFE ETF, the iShares® Russell 2000 ETF, the SPDR® S&P MidCap 400® ETF Trust and the iShares® MSCI Emerging Markets ETF, up to a maximum return of 35.00% at maturity.
•         Because the S&P 500® Index makes up 56.00% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of the S&P 500® Index.
•         Investors should be willing to forgo interest and dividend payments and be willing to lose some or all of their principal amount at maturity.
•         The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co.  Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•          Minimum denominations of $1,000 and integral multiples thereof
•         The notes priced on July 15, 2016 and are expected to settle on or about July 20, 2016.
•         CUSIP: 46646EPN6

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$—	$1,000
Total	$2,965,000	$—	$2,965,000
(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2) All sales of the notes will be made to certain fee-based advisory accounts for which an affiliated or unaffiliated broker-dealer is an investment adviser.  These broker-dealers will forgo any commissions related to these sales.   See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $1,005.80 per $1,000 principal amount note.  See “The Estimated Value of the Notes” in this pricing supplement for additional information.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
Pricing supplement no. 428 to product supplement no. 4-I dated April 15, 2016, underlying supplement no. 1-I dated April 15, 2016 and the prospectus and prospectus supplement, each dated April 15, 2016

Key Terms

Issuer: JPMorgan Chase Financial Company LLC
Guarantor: JPMorgan Chase & Co.
Basket: The notes are linked to an unequally weighted basket consisting of the following:
•         56.00% of the S&P 500® Index (Bloomberg ticker: SPX) (the “Index”);
•         24.00% of the iShares® MSCI EAFE ETF (Bloomberg ticker: EFA);
•         7.00% of the iShares® Russell 2000 ETF (Bloomberg ticker: IWM);
•         7.00% of the SPDR® S&P MidCap 400® ETF Trust (Bloomberg ticker: MDY); and
•         6.00% of the iShares® MSCI Emerging Markets ETF (Bloomberg ticker: EEM) (each of the iShares® MSCI EAFE ETF, the iShares® Russell 2000 ETF, the SPDR® S&P MidCap 400® ETF Trust and the iShares® MSCI Emerging Markets ETF, a “Fund” and together, the “Funds”);
(each of the Index and Funds, an “Underlying” and collectively, the “Underlyings”).

Upside Leverage Factor: 1.50
Maximum Return: 35.00% (corresponding to a maximum payment at maturity of $1,350.00 per $1,000 principal amount note)
Buffer Amount: 20.00%
Downside Leverage Factor: 1.25
Pricing Date: July 15, 2016
Original Issue Date (Settlement Date): On or about July 20, 2016
Observation Date *: July 15, 2019
Maturity Date*: July 18, 2019
* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:
If the Final Basket Value is greater than the Initial Basket Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Basket Return × Upside Leverage Factor), subject to the Maximum Return
If the Final Basket Value is equal to the Initial Basket Value or is less than the Initial Basket Value by up to the Buffer Amount, you will receive the principal amount of your notes at maturity.
If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + [$1,000 × (Basket Return + Buffer Amount) × Downside Leverage Factor]
If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount, you will lose some or all of your principal amount at maturity.

Basket Return: (Final Basket Value – Initial Basket Value) Initial Basket Value
Initial Basket Value: Set equal to 100 on the Pricing Date
Final Basket Value: The closing level of the Basket on the Observation Date
Closing Level of the Basket:
100 × [1 + (56.00% × Underlying Return of the S&P 500® Index) + (24.00% × Underlying Return of the iShares® MSCI EAFE ETF) + (7.00% × Underlying Return of the iShares® Russell 2000 ETF) + (7.00% × Underlying Return of the SPDR® S&P MidCap 400® ETF Trust) + (6.00% × Underlying Return of the iShares® MSCI Emerging Markets ETF)]

Underlying Return: With respect to each Underlying, (Final Value – Initial Value) Initial Value
Initial Value: With respect to each Underlying, the closing value of that Underlying on the Pricing Date, which was 2,161.74 for the S&P 500® Index, $56.94 for the iShares® MSCI EAFE ETF, $119.70 for the iShares® Russell 2000 ETF, $280.87 for the SPDR® S&P MidCap 400® ETF and $35.69 for the iShares® MSCI Emerging Markets ETF

Final Value: With respect to each Underlying, the closing value of that Underlying on the Observation Date
Share Adjustment Factor: With respect to each Fund, the Share Adjustment Factor is referenced in determining the closing value of that Fund and is set equal to 1.0 on the Pricing Date.  The Share Adjustment Factor of each Fund is subject to adjustment upon the occurrence of certain events affecting that Fund.  See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.

PS- 1|  Structured Investments
Capped Buffered Return Enhanced Notes Linked to an Unequally Weighted
Basket Consisting of the S&P 500® Index, the iShares® MSCI EAFE ETF,
the iShares® Russell 2000 ETF, the SPDR® S&P MidCap 400® ETF Trust
and the iShares® MSCI Emerging Markets ETF

Supplemental Terms of the Notes

All references in this pricing supplement to the closing value of the Index mean the closing level of the Index as defined in the accompanying product supplement, and all references in this pricing supplement to the closing value of each Fund mean the closing price of one share of that Fund as defined in the accompanying product supplement.
Hypothetical Payout Profile

The following table illustrates the hypothetical total return at maturity on the notes.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.  The hypothetical total returns set forth below assume the following:
•	an Initial Basket Value of 100.00;
•	an Upside Leverage Factor of 1.50;
•	a Maximum Return of 35.00%;
•	a Buffer Amount of 20.00%; and
•	a Downside Leverage Factor of 1.25.
Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes.  The numbers appearing in the following table have been rounded for ease of analysis.
Final Basket Value	Basket Return	Total Return on the Notes	Payment at Maturity
180.00000	80.00000%	35.00%	$1,350.00
165.00000	65.00000%	35.00%	$1,350.00
150.00000	50.00000%	35.00%	$1,350.00
140.00000	40.00000%	35.00%	$1,350.00
130.00000	30.00000%	35.00%	$1,350.00
123.33333	23.33333%	35.00%	$1,350.00
120.00000	20.00000%	30.00%	$1,300.00
115.00000	15.00000%	22.50%	$1,225.00
110.00000	10.00000%	15.00%	$1,150.00
105.00000	5.00000%	7.50%	$1,075.00
101.00000	1.00000%	1.50%	$1,015.00
100.00000	0.00000%	0.00%	$1,000.00
95.00000	-5.00000%	0.00%	$1,000.00
90.00000	-10.00000%	0.00%	$1,000.00
85.00000	-15.00000%	0.00%	$1,000.00
80.00000	-20.00000%	0.00%	$1,000.00
70.00000	-30.00000%	-12.50%	$875.00
60.00000	-40.00000%	-25.00%	$750.00
50.00000	-50.00000%	-37.50%	$625.00
40.00000	-60.00000%	-50.00%	$500.00
30.00000	-70.00000%	-62.50%	$375.00
20.00000	-80.00000%	-75.00%	$250.00
10.00000	-90.00000%	-87.50%	$125.00
0.00000	-100.00000%	-100.00%	$0.00

PS- 2|  Structured Investments
Capped Buffered Return Enhanced Notes Linked to an Unequally Weighted
Basket Consisting of the S&P 500® Index, the iShares® MSCI EAFE ETF,
the iShares® Russell 2000 ETF, the SPDR® S&P MidCap 400® ETF Trust
and the iShares® MSCI Emerging Markets ETF

How the Notes Work

Upside Scenario:
If the Final Basket Value is greater than the Initial Basket Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the Basket Return times the Upside Leverage Factor of 1.50, up to the Maximum Return of 35.00%.
•	If the closing level of the Basket increases 5.00%, investors will receive at maturity a 7.50% return, or $1,075.00 per $1,000 principal amount note.
•	If the closing level of the Basket increases 40.00%, investors will receive at maturity a return equal to the 35.00% Maximum Return, or $1,350.00 per $1,000 principal amount note, which is the maximum payment at maturity.
Par Scenario:
If the Final Basket Value is equal to the Initial Basket Value or is less than the Initial Basket Value by up to the Buffer Amount of 20.00%, investors will receive at maturity the principal amount of their notes.
Downside Scenario:
If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount of 20.00%, investors will lose 1.25% of the principal amount of their notes for every 1% that the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount.
•	For example, if the closing level of the Basket declines 50.00%, investors will lose 37.50% of their principal amount and receive only $625.00 per $1,000 principal amount note at maturity, calculated as follows:
$1,000 + [$1,000 × (-50.00% + 20.00%) × 1.25] = $625.00
The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.  These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

PS- 3|  Structured Investments
Capped Buffered Return Enhanced Notes Linked to an Unequally Weighted
Basket Consisting of the S&P 500® Index, the iShares® MSCI EAFE ETF,
the iShares® Russell 2000 ETF, the SPDR® S&P MidCap 400® ETF Trust
and the iShares® MSCI Emerging Markets ETF

Selected Risk Considerations

An investment in the notes involves significant risks.  These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and underlying supplement.
•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —
The notes do not guarantee any return of principal.  If the Final Basket Value is less than the Initial Basket Value by more than 20.00%, you will lose 1.25% of the principal amount of your notes for every 1% that the Final Basket Value is less than the Initial Basket Value by more than 20.00%.  Accordingly, under these circumstances, you will lose some or all of your principal amount at maturity.
•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE MAXIMUM RETURN —
regardless of the appreciation of the Basket, which may be significant.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —
Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes.  If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —
As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities.  Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements.  As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes.  If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	POTENTIAL CONFLICTS —
We and our affiliates play a variety of roles in connection with the notes.  In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.
•	JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE S&P 500® INDEX,
but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the level of the S&P 500® Index.
•	THE NOTES DO NOT PAY INTEREST.
•	CORRELATION (OR LACK OF CORRELATION) OF THE UNDERLYINGS —
The notes are linked to an unequally weighted Basket composed of two Indices and a Fund.  Because the S&P 500® Index makes up 56.00% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of the S&P 500® Index.  In calculating the Final Basket Value, an increase in the value of one of the Underlyings may be moderated, or more than offset, by lesser increases or declines in the values of the other Underlyings.  In addition, high correlation of movements in the values of the Underlyings during periods of negative returns among the Underlyings could have an adverse effect on the payment at maturity on the notes.
•	YOU WILL NOT RECEIVE DIVIDENDS ON THE FUNDS OR THE SECURITIES INCLUDED IN OR HELD BY ANY UNDERLYING OR HAVE ANY RIGHTS WITH RESPECT TO THE FUNDS OR THOSE SECURITIES.

PS- 4|  Structured Investments
Capped Buffered Return Enhanced Notes Linked to an Unequally Weighted
Basket Consisting of the S&P 500® Index, the iShares® MSCI EAFE ETF,
the iShares® Russell 2000 ETF, the SPDR® S&P MidCap 400® ETF Trust
and the iShares® MSCI Emerging Markets ETF

•	THERE ARE RISKS ASSOCIATED WITH THE FUNDS —
Each Fund is subject to management risk, which is the risk that the investment strategies of that Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results.  These constraints could adversely affect the market price of the shares of each Fund and, consequently, the value of the notes.
•	THE PERFORMANCE AND MARKET VALUE OF EACH FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THAT FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE —
Each Fund does not fully replicate its Underlying Index (as defined under “The Basket” below) and may hold securities different from those included in its Underlying Index.  In addition, the performance of each Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index.  All of these factors may lead to a lack of correlation between the performance of each Fund and its Underlying Index.  In addition, corporate actions with respect to the equity securities underlying a Fund (such as mergers and spin-offs) may impact the variance between the performances of that Fund and its Underlying Index.  Finally, because the shares in each Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of that Fund.
During periods of market volatility, securities underlying each Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Fund and the liquidity of that Fund may be adversely affected.  This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Fund.  Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Fund.  As a result, under these circumstances, the market value of shares of a Fund may vary substantially from the net asset value per share of that Fund.  For all of the foregoing reasons, the performance of each Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of that Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payments on the notes.
•	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH MEDIUM CAPITALIZATION STOCKS WITH RESPECT TO THE SPDR® S&P MIDCAP 400® ETF Trust AND WITH SMALL CAPITALIZATION STOCKS WITH RESPECT TO THE iSHARES® RUSSELL 2000 ETF —
Medium and small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  Medium and small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.
•	NON-U.S. SECURITIES RISK WITH RESPECT TO THE iSHARES® MSCI EAFE ETF AND THE iSHARES® MSCI EMERGING MARKETS ETF —
The equity securities held by the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF have been issued by non-U.S. companies.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities.  Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
•	EMERGING MARKETS RISK WITH RESPECT TO THE iSHARES® MSCI EMERGING MARKETS ETF —
The equity securities held by the iShares® MSCI Emerging Markets ETF have been issued by non-U.S. companies located in emerging markets countries.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK WITH RESPECT TO THE iSHARES® MSCI EAFE ETF AND THE iSHARES® MSCI EMERGING MARKETS ETF —
Because the prices of the equity securities held by the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF are converted into U.S. dollars for purposes of calculating the net asset values of the iShares® MSCI EAFE ETF and the iShares®

PS- 5|  Structured Investments
Capped Buffered Return Enhanced Notes Linked to an Unequally Weighted
Basket Consisting of the S&P 500® Index, the iShares® MSCI EAFE ETF,
the iShares® Russell 2000 ETF, the SPDR® S&P MidCap 400® ETF Trust
and the iShares® MSCI Emerging Markets ETF

MSCI Emerging Markets ETF, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF trade.  Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF denominated in each of those currencies.  If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the prices of the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF will be adversely affected and any payment on the notes may be reduced.
•	THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED —
The calculation agent will make adjustments to the Share Adjustment Factor for each Fund for certain events affecting the shares of that Fund.  However, the calculation agent will not make an adjustment in response to all events that could affect the shares of a Fund.  If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
•	LACK OF LIQUIDITY —
The notes will not be listed on any securities exchange.  Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.  You may not be able to sell your notes.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —
See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —
The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “The Estimated Value of the Notes” in this pricing supplement.
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —
Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude estimated hedging costs that are included in the original issue price of the notes.  As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the Maturity Date could result in a substantial loss to you.
•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —
The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the estimated hedging costs and the level of the Basket.  Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.  See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

PS- 6|  Structured Investments
Capped Buffered Return Enhanced Notes Linked to an Unequally Weighted
Basket Consisting of the S&P 500® Index, the iShares® MSCI EAFE ETF,
the iShares® Russell 2000 ETF, the SPDR® S&P MidCap 400® ETF Trust
and the iShares® MSCI Emerging Markets ETF

The Basket

The return on the notes is linked to an unequally weighted basket consisting of the S&P 500® Index, the iShares® MSCI EAFE ETF, the iShares® Russell 2000 ETF, the SPDR® S&P MidCap 400® ETF Trust and the iShares® MSCI Emerging Markets ETF.  Because the S&P 500® Index makes up 56.00% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of the S&P 500® Index.
The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets.  For additional information about the S&P 500® Index, see “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.
The iShares® MSCI EAFE ETF is an exchange-traded fund of iShares® Trust, a registered investment company, which seeks to track the investment results, before fees and expenses, of an index composed of large- and mid-capitalization developed market equities, excluding the United States and Canada, which we refer to as the Underlying Index with respect to the iShares® MSCI EAFE ETF.  The Underlying Index for the iShares® MSCI EAFE ETF is currently the MSCI EAFE® Index.  The MSCI EAFE® Index is a free float-adjusted market capitalization index intended to measure the equity market performance of the developed equity markets in Europe, Asia, Australia and New Zealand.  For additional information about the iShares® MSCI EAFE ETF, see “Fund Descriptions — The iShares® ETFs” in the accompanying underlying supplement.
The iShares® Russell 2000 ETF is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of small-capitalization U.S. equities, which we refer to as the Underlying Index with respect to the iShares® Russell 2000 ETF.  The Underlying Index for the iShares® Russell 2000 ETF is currently the Russell 2000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the iShares® Russell 2000 ETF, see “Fund Descriptions — The iShares® ETFs” in the accompanying underlying supplement.
The SPDR® S&P MidCap 400® ETF Trust is a registered investment company whose units (which we refer to as “shares”) represent an undivided ownership interest in a portfolio of all, or substantially all, of the common stocks of the S&P MidCap 400® Index. The SPDR® S&P MidCap 400® ETF Trust’s objective is to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P MidCap 400® Index, which we refer to as the Underlying Index with respect to the SPDR® S&P MidCap 400® ETF Trust. The S&P MidCap 400® Index consists of stocks of 400 companies selected to provide a performance benchmark for the medium market capitalization segment of the U.S. equity markets. For additional information about the SPDR® S&P MidCap 400® ETF Trust, see the information set forth under Annex A to this pricing supplement.
The iShares® MSCI Emerging Markets ETF is an exchange-traded fund of iShares®, Inc., a registered investment company, which seeks to track the investment results, before fees and expenses, of an index composed of large- and mid-capitalization emerging market equities, which we refer to as the Underlying Index with respect to the iShares® MSCI Emerging Markets ETF.  The Underlying Index for the iShares® MSCI Emerging Markets ETF is currently the MSCI Emerging Markets Index.  The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure equity market performance of global emerging markets.  For additional information about the iShares® MSCI Emerging Markets ETF, see the information set forth under “Fund Descriptions — The iShares® ETFs” in the accompanying underlying supplement.

Historical Information
The following graphs set forth the historical performance of the Basket as a whole, as well as each Underlying, based on the weekly historical closing values from January 7, 2011 through July 15, 2016.  The graph of the historical performance of the Basket assumes that the closing level of the Basket on January 7, 2011 was 100 and that the weights of the Underlyings were as specified under “Key Terms — Basket” in this pricing supplement on that date.  The closing value of the S&P 500® Index on July 15, 2016 was 2,161.74.  The closing value of the iShares® MSCI EAFE ETF on July 15, 2016 was $56.94.  The closing value of the iShares® Russell 2000 ETF on July 15, 2016 was $119.70.  The closing value of the SPDR® S&P MidCap 400® ETF Trust on July 15, 2016 was $280.87.  The closing value of the iShares® MSCI Emerging Markets ETF on July 15, 2016 was $35.69.  We obtained the closing values of the Underlyings above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The closing values of each Fund above and below may have been adjusted by Bloomberg for actions taken by that Fund, such as stock splits.
The historical closing levels of the Basket and the Underlyings should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Basket on the Observation Date or the closing values of the Underlyings on the

PS- 7|  Structured Investments
Capped Buffered Return Enhanced Notes Linked to an Unequally Weighted
Basket Consisting of the S&P 500® Index, the iShares® MSCI EAFE ETF,
the iShares® Russell 2000 ETF, the SPDR® S&P MidCap 400® ETF Trust
and the iShares® MSCI Emerging Markets ETF

Observation Date.  There can be no assurance that the performance of the Basket will result in the return of any of your principal amount.

PS- 8|  Structured Investments
Capped Buffered Return Enhanced Notes Linked to an Unequally Weighted
Basket Consisting of the S&P 500® Index, the iShares® MSCI EAFE ETF,
the iShares® Russell 2000 ETF, the SPDR® S&P MidCap 400® ETF Trust
and the iShares® MSCI Emerging Markets ETF

PS- 9|  Structured Investments
Capped Buffered Return Enhanced Notes Linked to an Unequally Weighted
Basket Consisting of the S&P 500® Index, the iShares® MSCI EAFE ETF,
the iShares® Russell 2000 ETF, the SPDR® S&P MidCap 400® ETF Trust
and the iShares® MSCI Emerging Markets ETF

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.
Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended, in which case gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated (in whole or in part) as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the notes’ term.  Our special tax counsel has not expressed an

PS- 10|  Structured Investments
Capped Buffered Return Enhanced Notes Linked to an Unequally Weighted
Basket Consisting of the S&P 500® Index, the iShares® MSCI EAFE ETF,
the iShares® Russell 2000 ETF, the SPDR® S&P MidCap 400® ETF Trust
and the iShares® MSCI Emerging Markets ETF

opinion with respect to whether the constructive ownership rules apply to the notes.  Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.
The IRS or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on your notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.
Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a note. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.
Non-U.S. holders should also note that recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the notes.
The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.
The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.
The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates.  Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.
Costs associated with structuring and hedging the notes are included in the original issue price of the notes.  These costs include the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a loss that is more or less than expected, or it may result in a profit.

PS- 11|  Structured Investments
Capped Buffered Return Enhanced Notes Linked to an Unequally Weighted
Basket Consisting of the S&P 500® Index, the iShares® MSCI EAFE ETF,
the iShares® Russell 2000 ETF, the SPDR® S&P MidCap 400® ETF Trust
and the iShares® MSCI Emerging Markets ETF

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket” in this pricing supplement for a description of the market exposure provided by the notes.
The original issue price of the notes is equal to the estimated value of the notes minus (plus) the projected losses (profits) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.
Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2016, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2016.
Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Product supplement no. 4-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012644/crt_dp64831-424b2.pdf
•	Underlying supplement no. 1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.  As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS- 12|  Structured Investments
Capped Buffered Return Enhanced Notes Linked to an Unequally Weighted
Basket Consisting of the S&P 500® Index, the iShares® MSCI EAFE ETF,
the iShares® Russell 2000 ETF, the SPDR® S&P MidCap 400® ETF Trust
and the iShares® MSCI Emerging Markets ETF

Annex A
The SPDR® S&P MidCap 400® ETF Trust
All information contained in this pricing supplement regarding the SPDR® MidCap 400® ETF Trust (the “MDY Fund”) has been derived from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, The Bank of New York Mellon (“BNY Mellon”), as trustee of the MDY Fund, and PDR Services LLC (“PDRS”), as sponsor of the MDY Fund.  The MDY Fund is a unit investment trust that issues securities called “Units.”  The MDY Fund trades on the NYSE Arca, Inc. under the ticker symbol “MDY.”
The MDY Fund’s objective is to provide investment results that, before expenses, correspond generally to the price and yield performance of the S&P MidCap 400® Index.  For more information about the S&P MidCap 400® Index, please see “Equity Index Descriptions — S&P U.S. Indices” in the accompanying underlying supplement.  The MDY Fund holds only component stocks of the S&P MidCap 400® Index and cash and is not actively managed by traditional methods, which typically seek to outperform a benchmark index.  To maintain the correspondence between the composition and weightings of the stocks held by the MDY Fund and the component stocks of the S&P MidCap 400® Index, BNY Mellon adjusts the holdings of the MDY Fund from time to time to conform to periodic changes in the identity and/or relative weightings of the component stocks.  BNY Mellon aggregates certain of these adjustments and makes changes to the holdings of the MDY Fund at least monthly or more frequently in the case of significant changes to the S&P MidCap 400® Index.
The return of the MDY Fund may not match or achieve a high degree of correlation with the return of the S&P MidCap 400® Index because the total return generated by the MDY Fund’s portfolio of stocks and cash is reduced by the expenses of the MDY Fund and transaction costs incurred in adjusting the MDY Fund’s portfolio.  In addition, it is possible that the MDY Fund may not always fully replicate the performance of the S&P MidCap 400® Index due to the unavailability of certain component stocks in the secondary market or due to other extraordinary circumstances.
The MDY Fund is an investment company registered under the Investment Company Act of 1940, as amended.  Units represent an undivided ownership interest in a portfolio of all, or substantially all, of the common stocks of the S&P MidCap 400® Index.  Information provided to or filed with the SEC by the MDY Fund pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-89088 and 811-08972, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding the MDY Fund, BNY Mellon and PDRS, please see the MDY Fund’s prospectus.  In addition, information about the MDY Fund, BNY Mellon and PDRS may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the MDY Fund website at https://www.spdrs.com.  Information contained in the MDY Fund’s website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

PS- 13|  Structured Investments
Capped Buffered Return Enhanced Notes Linked to an Unequally Weighted
Basket Consisting of the S&P 500® Index, the iShares® MSCI EAFE ETF,
the iShares® Russell 2000 ETF, the SPDR® S&P MidCap 400® ETF Trust
and the iShares® MSCI Emerging Markets ETF